UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
April 28, 2008
Date of Report (Date of earliest event reported)
SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

157 Technology Drive
Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
(949) 788-6700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 28, 2008, Spectrum Pharmaceuticals, Inc. (the “Company”) entered into a consulting agreement with Dr. Luigi Lenaz, Chief Scientific Officer, which provides for Dr. Lenaz to provide part-time services through December 31, 2010, after his formal retirement on June 30, 2008.
     Under the terms of the consulting agreement, Dr. Lenaz is obligated to provide up to 10 days per month of consulting services from July 1, 2008 through December 31, 2008 and up to 5 days per month of consulting services from January 1, 2009 through December 31, 2009. Dr. Lenaz will be compensated at a rate of $10,000 per month from July 1, 2008 through December 31, 2008, $5,000 per month from January 1, 2009 through December 31, 2009, and $400 per hour for any services provided by Dr. Lenaz (i) in excess of the maximum number of days per month for each year (as described above) or (ii) after December 31, 2009 until the termination of the consulting agreement. The term of the consulting agreement is through December 31, 2010, unless the consulting agreement is renewed by mutual agreement of the parties. Either party may terminate the consulting agreement at any time upon 15 days advance written notice. Pursuant to his existing employment agreement, upon retirement, any unvested shares of Dr. Lenaz’s stock options shall vest on his date of retirement. Further, during the term of his consulting agreement, Dr. Lenaz’s restricted stock grants will continue to vest in accordance with their original scheduled terms. If the Company terminates the consulting agreement prior to December 31, 2010, all of the unvested shares of Dr. Lenaz’s restricted stock grants will fully vest on the date of termination. If Dr. Lenaz terminates the consulting agreement prior to said date, then the unvested shares of his restricted stock grants will not vest.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 30, 2008

SPECTRUM PHARMACEUTICALS, INC.
By:	/s/ Shyam Kumaria
Name:	Shyam Kumaria
Title:	V.P., Finance